UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 10, 2012

Getty Realty Corp.
(Exact name of registrant as specified in charter)

Maryland	001-13777	11-3412575
(State of Organization)	(Commission File Number)	(IRS Employer Identification No.)

125 Jericho Turnpike, Suite 103
Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  (516) 478-5400

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation

On April 10, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of Getty Realty Corp. (the “Company”) adopted a new feature to the Company’s incentive compensation program with the aim of drawing a more direct and visible link between certain compensation elements paid to the NEOs, and the Company’s financial performance in 2012. By adding this performance-based incentive compensation feature to the Company’s compensation program for NEOs, the Committee intends to incentivize management’s efforts associated with the Company’s strategy to effectively reposition properties previously subject to the master lease with Marketing. Accordingly, the Committee agreed that certain NEOs and other executives would be eligible to receive Restricted Stock Units (“RSUs”) (including dividend equivalents paid with respect to such RSUs, if and when granted) in 2013 contingent on the level of achievement of two objective financial performance goals for 2012 and on a subjective qualitative evaluation of the performance of the executive in 2012.

The RSUs that may be granted under the 2012 performance-based incentive compensation program will be granted, if at all, under the Getty Realty Corp. 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) on terms consistent with the traditional discretionary RSU awards that are annually granted by the Company, except that RSUs that may be granted in 2013 under the 2012 performance-based incentive compensation program will vest on a cumulative basis ratably over a five-year period with the first 20% vesting occurring on May 1, 2013, while the traditional discretionary RSU awards that are annually granted by the Company to executives vest on a cumulative basis ratably over a five-year period with the first 20% vesting occurring on the first anniversary of the date of the grant. The performance thresholds associated with the 2012 performance-based incentive compensation program have two formulaic and one discretionary or qualitative elements, and RSUs that may be granted under the program will be earned based on the level of achievement of these elements, as follows:

●	Objective Financial Performance Goals:

	1.	A threshold based on funds from operations (“FFO”) per fully-diluted share for 2012 as reported on the audited year-end 2012 consolidated financial statements (weighted at 50%);[1]

	2.	A threshold based on gross proceeds from the sale of certain gas station sites and petroleum terminal properties that were previously leased by Marketing (weighted at 25%); and

●	Subjective Discretionary Determination:

	1.	Qualitative elements determined on a discretionary basis by the Compensation Committee (weighted at 25%).

 Under the 2012 performance-based incentive compensation program, the Committee has established a specific number of RSUs attributable to each participating NEO that may be earned by and granted to such NEO on or before May 1, 2013 based upon the objective financial performance goals and subjective qualitative determinations outlined above. The number of RSUs set for possible grant to an NEO reflects an assessment by the Committee of such executive officer’s expected contribution to the achievement of financial performance goals, the executive officer’s role in the Company and degree of challenge in the executive officer’s position, and also includes subjective measures deemed relevant by the Committee. The proportionate number of RSUs that is attributable to each of the two formulaic financial performance goals (i.e., 50% of the aggregate number of RSUs established for an NEO with respect to the FFO performance goal and 25% of the aggregate number of RSUs established for an NEO with respect to the gross proceeds performance goal) is subject to decrease or increase based upon the Company attaining between 90% and 125% of the respective financial performance goal. The intent of the Committee was to set the targets at challenging, yet achievable, levels which would require strong performance in 2012.

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1  FFO is a non-GAAP measure. For a description of how the Company calculates FFO and for a reconciliation of this non-GAAP measure to the nearest comparable GAAP measure, see Item 6 (Selected Financial Data) in the Annual Report on Form 10-K, which can be found in the Investor Relations section of the Company’s website at www.gettyrealty.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY REALTY CORP.

Date:	April 16, 2012	By:	/s/ Thomas J. Stirnweis
Thomas J. Stirnweis
Vice President, Treasurer and Chief Financial Officer